UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 30, 2015

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

After the close of the markets on January 27, 2015, Lexmark International, Inc. (the “Company”) entered into an accelerated share repurchase agreement (“ASR Agreement”) with Citibank, N.A. (“Citibank”).  Pursuant to the terms of the ASR Agreement, the Company will purchase $30 million of the outstanding shares of its Class A Common Stock from Citibank.  Under the ASR Agreement, Citibank will deliver 624,235 shares to the Company on January 30, 2015, equal to 85 percent of the shares that would be repurchased at a price of $40.85, the closing price of the Company’s Class A Common Stock on January 27, 2015.  The number of shares to be delivered to the Company by Citibank under the ASR Agreement shall be adjusted based on a discount to the average of the daily volume weighted average price of the Company’s Class A Common Stock during the term of the ASR Agreement.  If the number of shares to be delivered to the Company is less than the initial delivery of shares by Citibank, the Company may be required to remit shares or cash to Citibank as a result of such adjustment.  The share repurchases are expected to be completed during the first quarter of 2015.

After entering into the transaction described above, the Company now has approximately $59 million of share repurchase authority remaining.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

January 30, 2015

By: /s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary